EXHIBIT 99.1

Gemstar-TV Guide International and U.S. Department of Justice Reach Settlement

PASADENA, California, — Gemstar-TV Guide International, Inc. (“Gemstar” or the “Company”) (Nasdaq: GMSTE) announced today that it has reached a settlement with the U.S. Department of Justice (DOJ) with regard to the DOJ’s belief that the Company engaged in unlawful coordination of activities prior to the merger between Gemstar International Group Limited and TV Guide, Inc. on July 12, 2000. As part of the settlement, which includes no admission of wrongdoing by Gemstar, the Company has agreed to a payment to the government of $5.7 million.

The Company said that it was pleased to have this matter resolved and to be able to maintain its primary focus on delivering value to Gemstar’s customers and shareholders.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company focused on consumer television guidance and home entertainment. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products; the impact of competitive products and pricing; the management of growth; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.